Exhibit 99.2

Syros Announces Encouraging Initial Data from Randomized SELECT-AML-1 Phase 2 Clinical Trial Evaluating Tamibarotene in Combination with Venetoclax and Azacitidine

— 100% CR/CRi Rate in Patients Treated with Tamibarotene, Venetoclax and Azacitidine Compared to 70% in Patients Randomized to Treatment with Venetoclax and Azacitidine Alone —

— Triplet Regimen Continues to Demonstrate Favorable Tolerability —

— Additional Data Expected in 2024 —

— Management to Host Conference Call at 8:30 a.m. ET Today —

CAMBRIDGE, Mass., December 6, 2023 – Syros Pharmaceuticals (NASDAQ: SYRS), a biopharmaceutical company committed to advancing new standards of care for the frontline treatment of hematologic malignancies, today announced strong and encouraging initial data from its ongoing SELECT-AML-1 Phase 2 trial evaluating tamibarotene, an oral, selective, retinoic acid receptor alpha (RARα) agonist, in combination with venetoclax and azacitidine in newly diagnosed, unfit patients with acute myeloid leukemia (AML) and RARA gene overexpression.

“I am highly encouraged by the initial data from the randomized portion of SELECT-AML-1,” said Thomas Cluzeau, MD, PhD, Head of Hematology at Nice University Hospital, Côte d’Azur University in France. “Despite the recent advances in treatment for unfit AML patients, there remains a substantial need for options that offer higher response rates and improved overall survival, particularly for the one-third of patients who do not respond to existing standard-of-care. I believe tamibarotene may offer a significant therapeutic advance for the treatment of AML and I am eager to continue enrolling patients in the ongoing SELECT-AML-1 trial.”

“These data highlight the potential of tamibarotene to be a cornerstone therapy for newly diagnosed, unfit AML patients with RARA overexpression, further demonstrating its differentiated product profile and validating our biologically targeted approach,” said David A. Roth, M.D., Chief Medical Officer of Syros. “These results — the first from a randomized, controlled study — demonstrate the potential impact of adding tamibarotene to the standard-of-care, venetoclax and azacitidine and, importantly, are consistent with prior experience. Across multiple clinical trials, we have observed tamibarotene’s ability to rapidly deliver clinically relevant activity, with a well-tolerated safety profile, including in a combination setting. We look forward to advancing our comprehensive clinical development program for tamibarotene, with additional data from SELECT-AML-1 and pivotal complete response data from our SELECT-MDS-1 trial in higher-risk myelodysplastic syndrome with RARA overexpression expected next year, as we work to deliver profound benefit to patients with hematologic malignancies.”

Initial Data from SELECT-AML-1 Phase 2 Trial

SELECT-AML-1 is evaluating the safety and efficacy of tamibarotene in combination with venetoclax and azacitidine compared to venetoclax and azacitidine in approximately 80 patients randomized 1:1. The trial is also evaluating the triplet regimen as a salvage strategy in patients in the control arm who do not respond to venetoclax and azacitidine. The primary endpoint of the trial is complete response rate (CR)/complete response with incomplete hematologic recovery (CRi). In December 2022, Syros reported data from the safety lead-in portion of SELECT-AML-1, in which five of six response evaluable patients (83%) achieved CR/CRi.

As of November 13, 2023, 23 newly diagnosed unfit AML patients positive for RARA overexpression had enrolled in the randomized portion of the trial, including 19 who were evaluable for response. The median age of the patients for the triplet arm was 77 (ranging from 66-85) and the median age of the patients for the doublet arm was 76 (ranging from 69-84).

Clinical Activity Data

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The primary endpoint (CR/CRi rate), defined in alignment with ELN AML criteria (Dohner 2017 and Bloomfield 2018), was 100% among response evaluable patients (nine of nine) treated with the combination of tamibarotene, venetoclax and azacitidine, as compared to 70% of patients (seven of ten) treated with the control (venetoclax and azacitidine alone).

•	Seven of the nine response evaluable patients (78%) treated with the combination of tamibarotene, venetoclax and azacitidine achieved a CR and two patients (22%) achieved a CRi.

•	Three of the ten response evaluable patients (30%) treated with the control achieved a CR and four patients (40%) achieved a CRi.

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Median time to CR/CRi response was 21 days (ranging from 14-28) among patients treated with the combination of tamibarotene, venetoclax and azacitidine, as compared to 25 days (ranging from 17-56) among patients treated with the control, with the CR/CRi being reached by 100% of patients in the triplet arm by the end of cycle one, compared with 60% of patients in the doublet control arm.

Safety Data

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Consistent with prior clinical experience from the safety lead-in portion of this study, tamibarotene administered in combination with approved doses of venetoclax and azacitidine was generally well tolerated, and the overall safety profile demonstrated no additive toxicities or new safety signals, or evidence of increased myelosuppression compared to treatment with the doublet combination of venetoclax and azacitidine. The majority of non-hematologic adverse events (AEs) were low-grade and reversible, and rates of serious adverse events (SAEs) were comparable between the study arms.

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Median duration of treatment was 66 days (ranging from 8-188) among patients treated with the combination of tamibarotene, venetoclax and azacitidine, and 75 days (ranging from 7-227) for patients treated with the control. Patients will be followed for duration of response, minimal residual disease (MRD)-negative response, and survival.

Syros continues to enroll patients in SELECT-AML-1 and anticipates reporting updated data from the trial in 2024.

Syros is also evaluating tamibarotene in combination with azacitidine in the SELECT-MDS-1 Phase 3 clinical trial in newly diagnosed higher-risk myelodysplastic syndrome patients with RARA gene overexpression. Syros expects to complete patient enrollment in SELECT-MDS-1 in the first quarter of 2024 and to report pivotal CR data by the middle of the fourth quarter of 2024.

Conference Call and Webcast

Syros will host a conference call today at 8:30 a.m. ET to discuss these data. To access the live conference call, please dial (888) 259-6580 (domestic) or (416) 764-8624 (international) and refer to conference ID 19696416. A webcast of the call will also be available on the Investors & Media section of the Syros website at www.syros.com. An archived replay of the webcast will be available for approximately 30 days following the presentation.

Upcoming Investor Conference

Syros will also present at the JMP Securities Hematology and Oncology Summit today. Management will participate in a fireside chat at 11:00 a.m. ET. To access the live webcast and subsequent archived recording of the event, please visit the Investors & Media section of the Syros website at www.syros.com.

About Syros Pharmaceuticals

Syros is committed to developing new standards of care for the frontline treatment of patients with hematologic malignancies. Driven by the motivation to help patients with blood disorders that have largely eluded other targeted approaches, Syros is developing tamibarotene, an oral selective RARα agonist in frontline patients with higher-risk myelodysplastic syndrome and acute myeloid leukemia with RARA gene overexpression. For more information, visit www.syros.com and follow us on Twitter (@SyrosPharma) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding Syros’ clinical development plans, including with respect to the progression of its clinical trials involving tamibarotene, the timing and impact of upcoming clinical data readouts, the timing to complete patient enrollment in SELECT-MDS-1, and the therapeutic potential of tamibarotene. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,”

“may,” “plan,” “potential,” “predict,” “project,” “target,” “should,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including Syros’ ability to: advance the development of its programs under the timelines it projects in current and future clinical trials; demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; sustain the response rates and durability of response seen to date with its drug candidates; successfully develop a companion diagnostic test to identify patients with the RARA biomarker; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; obtain and maintain necessary regulatory approvals; identify, enter into and maintain collaboration agreements with third parties; manage competition; manage expenses; raise the substantial additional capital needed to achieve its business objectives; attract and retain qualified personnel; and successfully execute on its business strategies; risks described under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, each of which is on file with the Securities and Exchange Commission; and risks described in other filings that Syros makes with the Securities and Exchange Commission in the future.

Syros Contact

Karen Hunady

Director of Corporate Communications & Investor Relations

1-857-327-7321

khunady@syros.com

Investor Relations

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannah.deresiewicz@sternir.com